Exhibit 4.1

CONFIDENTIAL

VOTING AGREEMENT

This Voting Agreement (the “Agreement”) is made as of the 2nd day of February 2017, by and among Spotify Technology S.A., a limited liability company incorporated under the laws of Luxembourg, with address 42-44 Avenue De La Gare, L-1610, Luxembourg, and corporate ID No B 123 052 (the “Company”), MH1 LLC, a limited liability company incorporated under the laws of Delaware, with address for purposes hereof c/o Gunderson Dettmer et al. LLP, 220 West 42nd Street, 17th Floor, New York, NY 10036 (the “Stockholder”), and D.G.E. Investments Limited, a company incorporated under the laws of Cyprus, with address Arch. Makariou & Kalograion 4, Nicolaides Sea View City, 9th Floor, Offices 903-904, Block A-B, 6016 Larnaca, Cyprus (the “Proxyholder”).

RECITALS

A. The Stockholder has acquired shares of the Company, and may acquire additional shares of the Company prior to an Initial Offering (as defined herein) (such existing and future-acquired shares held by the Stockholder, from time to time, referred to as the “Acquired Shares”; for the avoidance of doubt, shares acquired by the Stockholder following an Initial Offering shall not be deemed Acquired Shares or Shares hereunder).

B. This Agreement, among other things, requires the Stockholder to vote all such Acquired Shares and any securities of the Company issued with respect to, upon conversion of, or in exchange or substitution of such shares, whether beneficially owned or otherwise, or as to which it has voting power (collectively, the “Shares”), in the manner set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the above recitals and the mutual covenants made herein, the parties agree as follows:

1.	Voting Arrangements.

(a) The Stockholder agrees that the Proxyholder shall have the sole right to vote the Shares, in its sole discretion, on all matters for which approval of the holders of the Company’s capital stock is sought (either by vote or written consent) or upon which such holders are otherwise entitled to vote or consent; provided, however, that Proxyholder shall not have the right to vote, or to direct the Stockholder to vote, any Shares in a manner that violates or conflicts with the Stockholder’s obligations under the Shareholders’ Agreement (as defined below) or Articles (as defined below), and any such action shall be void ab initio. For purposes of this Agreement, the term “Shareholders’ Agreement” means the Shareholders’ Agreement, dated as of November 20, 2013, by and among the Company and certain of its stockholders, as may be amended from time to time. For purposes of this Agreement, the term “Articles” means the articles of association of the Company, as may be amended from time to time.

(b) The Stockholder agrees that, during and for the term of this Agreement until the termination of this Agreement in accordance with Section 5.1 hereof, unless the Proxyholder provides explicit written instruction to vote the Stockholder’s Shares under this Agreement or the Proxyholder provides explicit written notice that the Stockholder shall be permitted by such Proxyholder to vote in a manner other than as such Proxyholder instructs, the Stockholder shall abstain from voting any of its Shares (in person, by proxy or by action by written consent, as applicable) on all matters.

CONFIDENTIAL

2.	Transfer.

(a) Without limiting the Stockholder’s obligations under the Shareholders’ Agreement, in the event of any Transfer by the Stockholder during the term of this Agreement and prior to an Initial Offering, (i) the Stockholder shall inform the Company and the Proxyholder of such Transfer no less than 5 business days prior to such Transfer and (ii) the pledgee, transferee or donee shall furnish the Proxyholder and the Company with a written agreement to be bound by the provisions of this Agreement Such Transfer shall not be valid unless and until the Company and the Proxyholder receive such written agreement. Such pledgee, transferee or donee shall be treated as a “Stockholder” for purposes of this Agreement. For avoidance of doubt, the Company shall not permit the transfer of any of the Shares on its books or issue new certificates representing any such Shares during the term of this Agreement unless and until the person(s) to whom such Shares are to be transferred shall have executed the written agreement referred to in this Section 2 and any additional agreement required under any other applicable agreements between the parties hereto, including the Shareholders’ Agreement. For the avoidance of doubt, the foregoing provisions of this Section 2(a) shall not apply to any Transfer by the Stockholder after the Initial Offering, and any Shares Transferred after the Initial Offering shall no longer be subject to this Agreement as of the date of such Transfer.

(b) For purposes of this Agreement, “Transfer” shall mean and include any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, including, but not limited to, distributions to the Stockholder’s direct or indirect equity holders, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, of any of the Shares. The provisions of this Section 2 shall not apply to any Transfer by the Stockholder pursuant to the drag-along rights or tag-along rights set forth in the Shareholders’ Agreement. For purposes of this Agreement, “Initial Offering” shall mean the earlier to include of (i) the consummation of a public offering of shares of the Company’s capital stock with the listing of such shares on a stock exchange or similar market place of recognized national or international standing or (ii) the Company first becoming subject to public reporting or registration obligations under any applicable securities laws or regulations (e.g., Section 12(g) of U.S. Securities Exchange Act of 1934, as amended).

3.	Irrevocable Proxy and Power of Attorney.

To secure the Stockholder’s obligations to vote the Shares in accordance with this Agreement and to comply with the other terms hereof, the Stockholder hereby appoints Proxyholder, or its designees, as such Stockholder’s true and lawful proxy and attorney, with the power to act alone and with full power of substitution, to vote or act by written consent with respect to all the Shares and hereby appoints Proxyholder, or its designees, as such Stockholder’s true and lawful proxy and attorney, with the power to act alone and with full power of substitution, to vote or act by written consent with respect to all the Shares purchased from Proxyholder, in accordance with the provisions set forth in this Agreement, and to execute all appropriate instruments consistent with this Agreement on behalf of the Stockholder. The proxy and power granted by the Stockholder pursuant to this Section 3 are coupled with an interest and are given to

CONFIDENTIAL

secure the performance of such party’s duties under this Agreement. Except in the case of bad faith, gross negligence, willful misconduct or material breach of this Agreement by the Proxyholder, each such proxy and power will be irrevocable during and for the term of this Agreement until the termination of this Agreement in accordance with Section 5.1 hereof.

4.	Additional Representations, Covenants and Agreements.

4.1 No Revocation. The proxy granted in Section 3 may not be revoked during the term of this Agreement.

4.2 Stock Splits, Dividends, Etc. In the event of any issuance of shares of the Company’s voting securities hereafter to the Stockholder as a result of ownership of the Shares (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, conversion of the Shares, or the like), such shares shall automatically become subject to this Agreement.

4.3 Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

4.4 Liability. The Proxyholder shall not be liable for any error of judgment nor for any act done or omitted, nor for any mistake of fact or law nor for anything which such Proxyholder may do or refrain from doing in good faith, nor shall the Proxyholder have any accountability hereunder, except for its own bad faith, gross negligence or willful misconduct The Company shall have no liability arising under this Agreement except in the case of willful misconduct by the Company of its obligations under this Agreement.

5.	Termination.

5.1 Termination Events. This Agreement shall terminate upon the earliest of:

(a) In the sole discretion of the Proxyholder, with the express written consent of the Proxyholder (which it shall be under no obligation to provide);

(b) At such time as Mr. Daniel Ek (“Founder”) ceases to control Proxyholder;

(c) At such time as Founder becomes incapacitated, dies or ceases to provide services to the Company for any reason;

(d) Immediately before the consummation of an Acquisition, or

(e) With respect to any Shares Transferred after the Initial Offering, on the date of such Transfer.

CONFIDENTIAL

For purposes of this Agreement:

“Acquisition” shall mean any event with a bona fide third party that (i) results in a liquidation, dissolution or winding up of the Company, (ii) would result in such third party (together with any affiliated parties) owning at least fifty (50) percent of all shares of the Company then outstanding (regardless of the form of transaction proposed in such offer), (iii) involves the sale or exclusive license by the Company of all or substantially all of its assets, or (iv) constitutes a Trade Sale as defined in the Shareholders’ Agreement.

“control” shall mean the power to direct or cause the direction of the management and policies of the organization, directly or indirectly, whether through ownership of voting securities, by contract or otherwise.

6.	Miscellaneous.

6.1 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Stockholder, the Company and the Proxyholder. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or the respective successors and assigns thereof any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Except for an assignment by the Company by operation of law or by the Stockholder pursuant to Transfer in compliance with Section 2, this Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto.

6.2 Amendments and Waivers. Any term hereof may be amended or waived only with the written consent of the Stockholder and the Proxyholder, except where such amendment or waiver shall materially negatively alter the rights or obligations of the Company hereunder, in which case any such amendment or waiver shall also require the written consent of the Company. Any amendment or waiver effected in accordance with this Section 6.2 shall be binding upon the Company, the Proxyholder and the Stockholder, and each of the respective successors and assigns to the Company or the Proxyholder.

6.3 Conflict of Terms. In the event of a conflict between this Agreement (or any portion thereof) and the Shareholders’ Agreement (as now existing or as may be amended from time to time), the terms of the Shareholders’ Agreement shall prevail.

6.4 Notices. Notwithstanding anything to the contrary contained herein, any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient and received on the earlier of (a) the date of delivery, when delivered personally, by overnight mail, courier or sent by electronic mail (e-mail) or fax, or (b) forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party’s address, e-mail address or fax number as set forth on the signature page hereto, or as subsequently modified by written notice. Any electronic mail (e-mail) communication shall be deemed to be “in writing” for purposes of this Agreement.

6.5 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

CONFIDENTIAL

6.6 Governing Law and Dispute Resolution. Except as to matters with respect to Luxembourg corporate law, which shall be governed by Luxembourg corporate law, this Agreement shall be governed by the material laws of Sweden without regard to its rules on conflict of laws. In the event of a dispute arising under this Agreement, the Stockholder and the Proxyholder undertake to attempt to resolve such dispute by mutual agreement through good faith discussions for a period of at least two weeks prior to formally commencing arbitration. Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be finally settled by arbitration administered at the Arbitration Institute of the Stockholm Chamber of Commerce (“SCC Institute”). Where the amount in dispute does not exceed €100,000, the SCC Institute’s Rules for Expedited Arbitrations shall apply. Where the amount in dispute exceeds €100,000, the Rules of the SCC Institute shall apply. Where the amount in dispute exceeds €100,000, but not €1,000,000, the Arbitral Tribunal shall be composed of a sole arbitrator. Where the amount in dispute exceeds €1,000,000 the Arbitral Tribunal shall be composed of three arbitrators. The amount in dispute includes the claimant’s claims in the request for arbitration and any counterclaims in the respondent’s reply to the request for arbitration. The proceedings shall take place in Stockholm and shall be conducted in the English language unless the Stockholder, Proxyholder and the Company agree otherwise. The arbitration proceedings and all information and documentation related thereto shall be confidential, unless otherwise agreed between the Stockholder, Proxyholder and the Company in writing.

6.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

6.8 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

[Signature page follows]

CONFIDENTIAL

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first set forth above.

D.G.E INVESTMENT LIMITED

/s/ Avgousta Andreou Zreitini /s/ Katarina Lif Burren
Name: Avgousta Andreou Zreitini, Director; Katarina Lif Burren, Director

MH1 LLC

/s/ Steven Boyd
Name: Steven Boyd

SPOTIFY TECHNOLOGY S.A.

/s/ Horacio Gutierrez
Name: Horacio Gutierrez, General Counsel